Filed Pursuant to Rule 433

Registration No. 333-162217

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

3.50% Senior Notes due 2015

February 1, 2012

Issuer:	América Móvil, S.A.B. de C.V.

Title of Securities:	3.50% Senior Notes due 2015

Aggregate Principal Amount:	CNY1,000,000,000

Issue Price:	100.00% of principal amount, plus accrued interest, if any, from February 8, 2012

Maturity:	February 8, 2015, subject to adjustment as provided in the prospectus

Coupon:	3.50% per year

Yield to Maturity:	3.50%

Minimum Denomination:	CNY1,000,000 and multiples of CNY10,000 in excess thereof

Sole Book-Running Manager:	The Hongkong and Shanghai Banking Corporation Limited

ISIN:	XS0731597505

Common Code:	073159750

Interest Payment Dates:	February 8 and August 8 of each year, commencing on August 8, 2012, subject to adjustment as provided in the prospectus

Interest Payment Record Dates:	January 24 and July 24

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Trade Date:	February 1, 2012

Settlement Date:	February 8, 2012 (T+ 5)

Clearing:	Euroclear and Clearstream

Governing Law for Notes and related Indenture:	New York

Expected Ratings*:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-162217).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Hongkong and Shanghai Banking Corporation Limited toll-free at 1-866-811-8049.